As filed with the U.S. Securities and Exchange Commission on April 24, 2026.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOP Ships Inc.

(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

20 Iouliou Kaisara Str

19002 Paiania

Athens, Greece

+30 210 812 8107

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Watson Farley & Williams LLP

Attention: Will Vogel, Esq.

120 West 45th Street, 20th Floor

New York, New York 10036

(212) 922-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Will Vogel, Esq. Watson Farley & Williams LLP 120 West 45th Street, 20th Floor New York, New York 10036 +1 (212) 922-2200 (telephone number)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

 Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 24, 2026

PRELIMINARY PROSPECTUS

Up to 50,000,000 Common Shares

TOP Ships Inc.

This prospectus relates in part to the offer and resale of up to 50,000,000 shares of our common stock, par value $0.01 per share (our “Common Shares”), including the associated preferred share purchase rights, by B. Riley Principal Capital II, LLC (the “Selling Shareholder” or “BRPC II”).

We have issued or will issue these Common Shares to the Selling Shareholder under a common share purchase agreement, dated April 24, 2026 (the “Purchase Agreement”), that we entered into with the Selling Shareholder, pursuant to which we may, in our sole discretion, elect to sell to the Selling Shareholder up to $50,000,000 worth of our Common Shares in one or more transactions from time to time after the date of this prospectus.

We will not receive any of the proceeds from the sale of our Common Shares by the Selling Shareholder. However, we may receive up to $50,000,000 aggregate gross proceeds from sales of our Common Shares to the Selling Shareholder pursuant to the Purchase Agreement. See “The Committed Equity Financing” for a description of the Purchase Agreement and “Selling Shareholder” for additional information regarding the Selling Shareholder.

The Selling Shareholder may resell or otherwise dispose of our Common Shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution (Conflict of Interest)” for more information about how the Selling Shareholder may resell or otherwise dispose of our Common Shares pursuant to this prospectus. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses incurred in registering under the Securities Act the offer and resale of the Common Shares offered hereby by the Selling Shareholder. We have also engaged Seaport Global Securities LLC to act as a “qualified independent underwriter” in this offering, whose fees and expenses will be borne by the Selling Shareholder. See “Plan of Distribution (Conflict of Interest).”

Our Common Shares are listed on the NYSE American LLC (“NYSE American”) under the symbol “TOPS.”

We have a multi-class capital structure consisting of Common Shares, Series D Preferred Shares and Series G Perpetual Convertible Preferred Shares (the “Series G Preferred Shares”). Our common shareholders are entitled to one vote for each Common Share held. Each Series D Preferred Share has the voting power of 1,000 Common Shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to certain adjustments to satisfy minimum voting right financing agreement covenants. Each Series G Preferred Share counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders and the voting power of 1,000 Common Shares, provided that no holder of Series G Preferred Shares may exercise voting rights pursuant to Series G Preferred Shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series G Preferred Shares, Common Shares or otherwise) to exceed 19.99% of the total number of votes eligible to be cast on any matter submitted to a vote of our shareholders. Except as otherwise required by law or provided by our Third Amended and Restated Articles of Incorporation, Statement of Designation for our Series D Preferred Shares and Statement of Designation for our Series G Preferred Shares, holders of our Series D Preferred Shares, Series G Preferred Shares and holders of our Common Shares shall vote together as one class on all matters submitted to a vote of our shareholders. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares. The Lax Trust, an irrevocable trust established for the benefit of certain family members of our President, Chief Executive Officer and director, Mr. Evangelos J. Pistiolis, is the sole beneficial owner of our Series D Preferred Shares. The Series D Preferred Shares held by the Lax Trust represent 83.68% of our total voting power. In addition, 3 Sororibus Trust, which is an irrevocable trust established for the benefit of certain family members of Mr. Evangelos J. Pistiolis, may be deemed to beneficially own 53.28% of our Common Shares and Mr. Evangelos J. Pistiolis may be deemed to beneficially own 8.01% of our Common Shares. Further, Central Mare Inc. (“Central Mare”), a Company affiliated with the family of Mr. Evangelos J. Pistiolis, is the sole beneficial owner of the Series G Preferred Shares. The Series G Preferred Shares held by Central Mare represent 11.72% of our total voting power. The Lax Trust together with the 3 Sororibus Trust, Central Mare and Mr. Evangelos J. Pistiolis may be deemed to beneficially own 98.22% of our total voting power. Because the Lax Trust, the 3 Sororibus Trust, Central Mare and Mr. Evangelos J. Pistiolis together beneficially own the majority of our voting power, they collectively have the ability to control us and our affairs, including, among other matters, the election of our Board of Directors and, as a result, the ability of our common shareholders to influence our corporate matters is limited. Please see “Risk Factors—Risks Related to Our Company—Our President, Chief Executive Officer and Director has significant influence over us, and a trust established for the benefit of his family may be deemed to beneficially own, directly or indirectly, 100% of our Series D Preferred Shares, and thereby to control the outcome of matters on which our shareholders are entitled to vote” in our Annual Report on Form 20-F for the year ended December 31, 2025, incorporated herein by reference.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and those risk factors in the documents incorporated by reference for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

___________________________________

The date of this prospectus is       , 2026

This prospectus is part of a registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) by TOP Ships Inc. The Selling Shareholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus, together with the information incorporated by reference, includes important information about us, the Common Shares, and other information you should know before investing. This information, other than exhibits to documents that are not specifically incorporated by reference into this prospectus, is available to you via the SEC’s website at http://www.sec.gov.

We may in the future prepare a supplement to this prospectus. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in the prospectus supplement.

This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find Additional Information.” You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered to you. We have not, and the Selling Shareholder has not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the registration statement filed with the SEC, is effective. We are not, and the Selling Shareholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

The Selling Shareholder may offer and sell the securities through agents or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution (Conflict of Interest).”

The market data and other statistical information used throughout this prospectus and incorporated by reference has been compiled from publicly available information and industry publications. These sources generally state that the information they provide is believed to be reliable however, it is subject to subjective assessments and changes and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any market research and statistical survey. Therefore, the accuracy and completeness of the information are not guaranteed and estimates and beliefs based on such data may not be reliable. In addition, such market data and statistical information may be different from other sources and may not reflect all or even a comprehensive set of the actual events and transactions occurring in the market. Although we are responsible for all of the disclosures contained in this prospectus and we believe that such market data and statistical information is reliable, we have not independently verified its accuracy or completeness. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This section summarizes material information that appears later in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere herein. This summary may not contain all of the information that may be important to you. You should read this summary together with the more detailed information appearing elsewhere in this prospectus, as well as the information in the documents incorporated by reference or deemed incorporated by reference into this prospectus. You should carefully consider, among other things, the matters discussed in the section titled “Risk Factors” in this prospectus and in our most recent Annual Report on Form 20-F for the year ended December 31, 2025. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Forward-Looking Statements” in this prospectus.

Unless otherwise indicated, references in this prospectus to the terms “Company,” “we,” “us,” and “our” refer to TOP Ships Inc. and all of its subsidiaries, and “TOP Ships Inc.” refers only to TOP Ships Inc. and not to its subsidiaries. References to our “Fleet Manager” or “CSI” are to Central Shipping Inc., a related party of ours, which performs the day-to-day management of our fleet. References in this registration statement to “Rubico” refer to Rubico Inc., a company that was incorporated by us, under the laws of the Republic of the Marshall Islands to serve as the holding company, consummated a Spin-off (as defined below) from us.

Unless otherwise indicated, references to “U.S. dollars,” “dollars,” “USD” and “$” in this prospectus are to the lawful currency of the United States of America. We use the term “deadweight tons”, or “dwt”, expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of vessels.

Our Company

We are an international owner and operator of modern, fuel efficient eco tanker vessels focusing on the transportation of crude oil, petroleum products (clean and dirty) and bulk liquid chemicals. Our tanker operating fleet has a total capacity of 857,000 dwt. As of the date of this registration statement our tanker operating fleet consists of one 50,000 dwt product/chemical tanker, Marina Del Rey, one 157,000 dwt Suezmax tanker, the M/T Oceano CA, two 300,000 dwt VLCCs, M/T Julius Caesar and M/T Legio X Equestris, and we also own 50% interests in two 50,000 dwt product tankers, M/T Eco Yosemite Park and M/T Joshua Park. All of the vessels in our tanker operating fleet are IMO-certified and are capable of carrying a wide variety of oil products including chemical cargos which we believe make our vessels attractive to a wide base of charterers.

In addition, we are party to shipbuilding contracts with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the purchase of nine 47,499 dwt MR chemical/product oil tankers scheduled for delivery during 2028 and 2029 (the “Newbuilding Tankers”).

In addition, in April 2025 we took delivery of a megayacht that has a beam of 47 meters and a gross tonnage of 499 tons with 5 guest cabins and is able to accommodate 12 guests and 10 crew.

For more information, please see “Item 4. Information on the Company-A. History and Development of the Company” in our most recent Annual Report on Form 20-F for the year ended December 31, 2025.

We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience operating large and diversified fleets of tankers and who have strong ties to a number of national, regional and international oil companies, charterers and traders.

Our Current Fleet

The following tables present our fleet as of the date of this prospectus:

Operating MR Tanker Vessels on SLBs (treated as financings):

Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period / options
M/T Eco Marina Del Rey	50,000	WECO Tankers	May 2030	1 year	$20,500 until May 2027, $18,250 until May 2030/$20,000

Operating Suezmax Vessels on SLBs (treated as operating leases):

Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period / Options
M/T Eco Oceano CA	157,000	Central Tankers Chartering	December 2030	none	$30,000

Operating VLCC Vessels on SLBs (treated as financings):

Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period / options
M/T Julius Caesar	300,000	Trafigura	January 2028	1+1 years	$41,500 / $44,000 / $46,000
M/T Legio X Equestris	300,000	Trafigura	March 2028	1+1 years	$41,500 / $44,000 / $46,000

Operating Joint Venture MR Tanker fleet (50% owned):

Name	Deadweight	Charterer	End of firm period	Charterer’s Optional Periods	Gross Rate fixed period / options
M/T Eco Yosemite Park	50,000	Clearlake	August 2031	1+1 years	$19,500 / $18,650 / $19,900
M/T Eco Joshua Park	50,000	Clearlake	August 2031	1+1 years	$19,500 / $18,650 / $19,900

Vessels under construction

Name	Deadweight	Delivery date	Shipyard	Charterer	End of firm period	Charterer’s	Gross Rate
						Optional Periods	fixed period/options
Hull no. 25110054	47,499	Q2 2028	Guangzhou Shipyard International Company Limited	Trafigura	Q2 2035	1+1+1+1 years	$18,750 /
							$19,000 /
							$19,250/ $19,500/$19,750
Hull no. 25110055	47,499	Q4 2028	Guangzhou Shipyard International Company Limited	Trafigura	Q4 2035	1+1+1+1 years	$18,750 /
							$19,000 /
							$19,250/ $19,500/$19,750
Hull no. 25110056	47,499	Q1 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q1 2036	1+1+1+1 years	$18,750 /
							$19,000 /
							$19,250/ $19,500/$19,750
Hull no. 25110057	47,499	Q2 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q2 2036	1+1+1+1 years	$18,750 /
							$19,000 /
							$19,250/ $19,500/$19,750
Hull no. 25110058	47,499	Q2 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q2 2036	1+1+1+1 years	$18,750 /
							$19,000 /
							$19,250/ $19,500/$19,750
Hull no. 25110059	47,499	Q2 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q2 2036	1+1+1+1 years	$18,750 /
							$19,000 /
							$19,250/ $19,500/$19,750
Hull no. 25110060	47,499	Q3 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q3 2036	1+1+1+1 years	$18,750 /
							$19,000 /
							$19,250/ $19,500/$19,750
Hull no. 25110061	47,499	Q4 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q4 2036	1+1+1+1 years	$18,750 /
							$19,000 /
							$19,250/ $19,500/$19,750
Hull no. 25110063	47,499	Q4 2029	Guangzhou Shipyard International Company Limited	Trafigura	Q4 2036	1+1+1+1 years	$18,750 /
							$19,000 /
							$19,250/ $19,500/$19,750

All the tankers in our operating fleet are equipped with engines of modern design with improved Specific Fuel Oil Consumption (SFOC) and in compliance with the latest emission requirements, fitted with energy saving improvements in the hull, propellers and rudder as well as equipment that further reduces fuel consumption and emissions certified with an improved Energy Efficiency Design Index (Phase 2 compliance level as minimum). Vessels with this combination of technologies, introduced from certain shipyards, are commonly referred to as eco vessels. We believe that recent advances in shipbuilding design and technology makes these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with our vessels for charters, providing us with a competitive advantage. Furthermore, all of our operating vessels are fitted with ballast water treatment equipment and exhaust gas cleaning systems (scrubbers).

The following table presents our mega yacht as of the date of this prospectus:

Name	GT	Length overall	Guests
M/Y Para Bellvm	499.0	47 meters	12

Management of our Fleet

Our Fleet Manager provides all operational, technical and commercial management services for our fleet. Please see “Item 18. Financial Statements—Note 5—Transactions with Related Parties” in our most recent Annual Report on Form 20-F for the year ended December 31, 2025.

Recent and Other Developments Summary

Equity Distribution Agreement

On May 24, 2024, we entered into an Equity Distribution Agreement with Maxim Group LLC, as sales agent, under which we may offer and sell, from time to time through Maxim Group LLC, up to $5.8 million of our common shares, par value $0.01 per share. As of April 24, 2026, we have sold 874,623 common shares under the Equity Distribution Agreement for gross proceeds of $4.3 million.

Addendum to Tanker SPA

As of April 15, 2026, we and Central Mare agreed to amend the Tanker SPA (defined below) to extend the payment deadline of the outstanding amount of $16.1 million payable to Central Mare as consideration for the shares of the Tanker SPVs (defined below) to May 31, 2026.

Committed Equity Facility

Agreements

On April 24, 2026, we entered into a common shares purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with the Selling Shareholder. Pursuant to the Purchase Agreement, we have the right to sell to the Selling Shareholder, from time to time during the term of the Purchase Agreement, up to $50,000,000 of our Common Shares, subject to certain limitations and conditions set forth in the Purchase Agreement.

Sales of our Common Shares pursuant to the Purchase Agreement, and the timing of any sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Shareholder under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Shareholder of up to 50,000,000 of our Common Shares that we may, in our sole discretion, elect to sell to the Selling Shareholder in one or more transactions from time to time after the date of this prospectus.

Our right to cause the Selling Shareholder to purchase our Common Shares is subject to certain conditions set forth in the Purchase Agreement, including that the registration statement that includes this prospectus be declared effective by the SEC. The satisfaction of these conditions is referred to as the “Commencement”, and the date on which these conditions are satisfied is the “Commencement Date”.

Purchases

Beginning on the Commencement Date, and for 36 months thereafter, we will have the right, but not the obligation, from time to time, at our sole discretion, to direct the Selling Shareholder to purchase a specified number of our Common Shares (each, a “Purchase”). Each Purchase shall not exceed the lesser of the following (the “Purchase Maximum Amount”): (i) 1,000,000 of our Common Shares and (ii) a percentage to be specified by us, not to exceed 25% (the “Purchase Valuation Percentage”), times the aggregate number of our Common Shares traded on the NYSE American during the applicable Purchase Valuation Period (as defined below). The number of shares to be purchased by the Selling Shareholder in a given Purchase (the “Purchase Share Amount”) will be adjusted to the extent necessary to give effect to the applicable Purchase Maximum Amount and certain additional limitations set forth in the Purchase Agreement.

We may elect to initiate a Purchase by timely delivering written notice to the Selling Shareholder (a “Purchase Notice”) prior to 9:00 a.m., New York City time, on any day (each, a “Purchase Date”) on which our Common Shares trades or may be traded on the NYSE American (a “Trading Day”), so long as (a) the closing sale price of our Common Shares on the NYSE American on the Trading Day immediately prior to such Purchase Date is not less than $1.00, subject to adjustment as set forth in the Purchase Agreement (the “Threshold Price”), and (b) all Common Shares subject to all prior Purchases effected by us under the Purchase Agreement have been received by the Selling Shareholder prior to the time we deliver the Purchase Notice.

The per share purchase price that the Selling Shareholder is required to pay for our Common Shares in a Purchase will be 97% of the volume weighted average price of our Common Shares (the “VWAP”) over a specified period on the Purchase Date. This period (the “Purchase Valuation Period”) begins at the official open of the regular trading session on the NYSE American on the applicable Purchase Date, and ends at the earliest to occur of (i) 3:59 p.m., New York City time, on that Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on that Purchase Date, (ii) such time that the total aggregate number of our Common Shares traded on the NYSE American during the Purchase Valuation Period reaches the applicable share volume maximum amount for such Purchase (the “Purchase Share Volume Maximum”), calculated by dividing (a) the applicable Purchase Share Amount for that Purchase, by (b) the Purchase Valuation Percentage for that Purchase, and (iii) if we further specify in the applicable Purchase Notice for such Purchase that a “limit order discontinue election” shall apply to such Purchase (a “Limit Order Discontinue Election”), such time that the trading price of our Common Shares on the NYSE American during the Purchase Valuation Period falls below the applicable minimum price threshold for that Purchase specified by us in the Purchase Notice, which shall not be less than the Threshold Price, or if we do not specify a minimum price threshold in such Purchase Notice, a price equal to 75% of the closing sale price of our Common Shares on the Trading Day immediately prior to the applicable Purchase Date for such Purchase (the “Minimum Price Threshold”).

Under the Purchase Agreement, for purposes of calculating the volume of Common Shares traded during a Purchase Valuation Period, as well as the VWAP for a Purchase Valuation Period, the following transactions, to the extent they occur during such Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Shares at or following the official open of the regular trading session on the NYSE American on the applicable Purchase Date for such Purchase, (y) the last or closing sale of Common Shares at or prior to the official close of the regular trading session on the NYSE American on the applicable Purchase Date for such Purchase, and (z) if we have specified in the applicable Purchase Notice for such Purchase that a “limit order continue election” (a “Limit Order Continue Election”) shall apply to such Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Shares on the NYSE American during such Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Purchase.

Intraday Purchases

In addition to the regular Purchases described above, after the Commencement, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct the Selling Shareholder to purchase, on any Trading Day, including on a Purchase Date on which a regular Purchase is effected, a specified number of our Common Shares (each, an “Intraday Purchase”). Each Intraday Purchase is not to exceed the lesser of the following (the “Intraday Purchase Maximum Amount”): (i) 1,000,000 of our Common Shares and (ii) a percentage to be specified by us, not to exceed 25%, times the total aggregate volume of Common Shares traded on the NYSE American during the applicable “Intraday Purchase Valuation Period.” The number of shares to be purchased by the Selling Shareholder in a given Intraday Purchase (the “Intraday Purchase Share Amount”) will be adjusted to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and certain additional limitations set forth in the Purchase Agreement.

We may elect to initiate an Intraday Purchase by timely delivering irrevocable written notice (an “Intraday Purchase Notice”) to the Selling Shareholder after the later of (a) 10:00 a.m., New York City time (b) the end of the Purchase Valuation Period for any prior regular Purchase on that Purchase Date and (c) the end of the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on that Purchase Date (if any), and prior to 3:30 p.m., New York City time, on such Purchase Date. We may only deliver an Intraday Purchase Notice so long as (i) the sale price of our Common Shares at the time of delivery of the Intraday Purchase Notice is not less than the Threshold Price and (ii) all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by the Selling Shareholder prior to the time we deliver the Intraday Purchase Notice.

The per share purchase price for our Common Shares that we elect to sell to the Selling Shareholder in an Intraday Purchase pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a regular Purchase, provided that the VWAP for each Intraday Purchase effected on a Purchase Date will be calculated over a different period during the regular trading session on the NYSE American on the relevant Purchase Date, each of which will commence and end at different times on that Purchase Date, and the applicable minimum price threshold in the event we do not specify a minimum price threshold in the Intraday Purchase Notice will be a price equal to 75% of the sale price of our Common Shares at the time of delivery of the applicable Intraday Purchase Notice.

Other Terms

The Purchase Agreement does not set an upper limit on the price per share that the Selling Shareholder could be obligated to pay for Common Shares that we elect to sell to it in any Purchase or any Intraday Purchase. In the case of Purchases and Intraday Purchases, all share and dollar amounts used in determining the purchase price per share, or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate any per share purchase price, maximum purchase share amount or applicable volume or price threshold amount.

From and after Commencement, we will control the timing and amount of any sales of our Common Shares to the Selling Shareholder. Whether we conduct actual sales of Common Shares to the Selling Shareholder under the Purchase Agreement, and the size and terms of those sales, will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Shares and determinations by us as to the appropriate sources of funding for our business and operations.

The net proceeds to us from sales that we elect to make to the Selling Shareholder under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Common Shares to the Selling Shareholder. We expect that any proceeds received by us from such sales to the Selling Shareholder will be used for general corporate purposes, which may include, among other things, funding for working capital needs, debt repayments, and fleet expansion.

We may not issue or sell any share of our Common Shares to the Selling Shareholder under the Purchase Agreement that, when aggregated with all other Common Shares then beneficially owned by the Selling Shareholder and its affiliates would result in the Selling Shareholder beneficially owning more than 4.99% of the outstanding Common Shares (the “Beneficial Ownership Limitation”).

Neither the Purchase Agreement nor the Registration Rights Agreement has restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages, other than a prohibition (with certain limited exceptions) on entering into an “equity line of credit,” an “at the market offering” or other similar continuous offering.

The Selling Shareholder has agreed that none of the Selling Shareholder or any entity managed or controlled by the Selling Shareholder, or any of their respective officers, will engage in or effect, directly or indirectly, for its own account or for the account of any other of such persons or entities, any short sales of our Common Shares or hedging transaction that establishes a net short position in our Common Shares during the term of the Purchase Agreement.

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the first day of the month next following the third anniversary of the Commencement Date, (ii) the date on which the Selling Shareholder shall have purchased from us under the Purchase Agreement Common Shares for an aggregate gross purchase price of $50 million, (iii) the date on which our Common Shares shall have failed to be listed or quoted on the NYSE American or another U.S. national securities exchange identified as an “eligible market” (an “Eligible Market”) in the Purchase Agreement, (iv) the 30th Trading Day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such Trading Day, and (v) the date on which a bankruptcy custodian is appointed for all or substantially all of our property or we make a general assignment for the benefit of creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, at any time. We and the Selling Shareholder may also agree to terminate the Purchase Agreement by mutual written consent, provided that no termination of the Purchase Agreement will be effective during the pendency of any Purchase or any Intraday Purchase that has not then fully settled in accordance with the Purchase Agreement. Neither we nor the Selling Shareholder may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or the Selling Shareholder.

As consideration for the Selling Shareholder’s commitment to purchase Common Shares at our direction under the Purchase Agreement, we agreed to pay a commitment fee to the Selling Shareholder of $500,000, equal to 1% of the full amount of the maximum gross proceeds under the Purchase Agreement (the “Commitment Fee”). Prior to the filing of this registration statement, we paid an aggregate of $150,000 to the Selling Shareholder in partial satisfaction of the Commitment Fee. The remaining balance of the Commitment Fee shall be payable in amounts equal to 50% of each purchase amount, payable on the applicable settlement date(s) until the Commitment Fee is paid in full, but in no event later than 12 months after the Closing Date. Notwithstanding the foregoing, if we do not direct the Selling Shareholder to make any purchases under the Purchase Agreement, or if the Commencement does not occur, then we have agreed to pay the remaining balance of the Commitment Fee to the Selling Shareholder within three trading days following the termination of the Purchase Agreement in accordance with its terms. Furthermore, we have agreed to reimburse the Selling Shareholder for the reasonable legal fees and disbursements of the Selling Shareholder’s legal counsel and fees paid to the QIU in a total amount not to exceed $215,000 in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, consisting of $125,000 paid prior to the filing of this registration statement and $7,500 per fiscal quarter, for a maximum three-year term, in which we direct the Selling Shareholder to purchase our Common Shares, as contemplated by the Purchase Agreement and the Registration Rights Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at http://www.sec.gov.

We do not know what the purchase price for our Common Shares will be and therefore cannot be certain as to the number of shares we might issue to the Selling Shareholder under the Purchase Agreement after the Commencement Date. We have 5,500,820 Common Shares outstanding, of which 2,129,391 Common Shares are held by non-affiliates of ours (based on information available to us as of April 24, 2026. The Purchase Agreement provides that we may sell up to $50,000,000 of our Common Shares to the Selling Shareholder and we are registering 50,000,000 Common Shares under the Securities Act for resale by the Selling Shareholder under this prospectus. Depending on the market price of our Common Shares at the times we elect to issue and sell shares to the Selling Shareholder, we may need to register under the Securities Act additional Common Shares for resale by the Selling Shareholder in order to receive aggregate gross proceeds equal to the full amount available to us under the Purchase Agreement. If all of the 50,000,000 Common Shares offered for resale by the Selling Shareholder under this prospectus were issued and outstanding as of April 24, 2026, those shares would represent approximately 90.1% of the total number of outstanding Common Shares and approximately 95.9% of the total number of outstanding Common Shares held by non-affiliates of our company, in each case based on information known to us as of April 24, 2026. If we elect to issue and sell more than the 50,000,000 shares offered under this prospectus to the Selling Shareholder, which we have the right, but not the obligation, to do, we must first register under the Securities Act and have the SEC declare effective the sale by the Selling Shareholder of additional Common Shares, which could cause additional substantial dilution to our shareholders.

The number of our Common Shares ultimately offered for resale by the Selling Shareholder through this prospectus is dependent upon the number of Common Shares, if any, we elect to sell to the Selling Shareholder under the Purchase Agreement from and after the Commencement Date. The issuance of our Common Shares to the Selling Shareholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Common Shares that our existing shareholders own will not decrease, the Common Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Common Shares after any such issuance.

Corporate Information

Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed TOP Ships Inc.

Our common shares are currently listed on the NYSE American under the symbol “TOPS.” The current address of our principal executive office is 20 Iouliou Kaisara Str, 19002 Paiania, Athens, Greece. The telephone number of our principal executive office is +30 210 812 8107. Our corporate website address is www.topships.org. The information contained on our website does not constitute part of this prospectus supplement. The SEC maintains a website that contains reports, proxy and information statements, and other information that we file electronically at http://www.sec.gov.

Implications of Being a Foreign Private Issuer

As a non-U.S. company which qualifies as a “foreign private issuer” subject to reporting requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are subject to different requirements under the U.S. securities laws than U.S. domestic issuers.

THE OFFERING

Issuer	TOP Ships Inc. a Marshall Islands corporation.

Common Shares Outstanding	5,500,820 Common Shares.

Common Shares being registered for resale by the Selling Shareholder	Up to 50,000,000 Common Shares that we may elect, in our sole discretion, to issue and sell to the Selling Shareholder, from time to time from and after the Commencement Date in the Purchase Agreement.

NYSE American Symbol	“TOPS”

Use of Proceeds

All of the Common Shares being sold in this offering are being sold by the Selling Shareholder. We will not receive any proceeds from these sales.

We may receive up to $50 million in aggregate gross proceeds from the Selling Shareholder under the Purchase Agreement in connection with sales of our Common Shares to the Selling Shareholder. We estimate that the net proceeds to us from the sale of our Common Shares to the Selling Shareholder could be up to $49.2 million, after estimated fees and expenses, over a 36-month period, assuming that we sell Common Shares to them for aggregate gross proceeds of $50 million. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Common Shares to the Holder after the date of this prospectus. See “Plan of Distribution (Conflict of Interest)” and “The Committed Equity Financing” elsewhere in this prospectus for more information.

We intend to use the net proceeds from sales under the Purchase Agreement to for general corporate purposes, which may include, among other things, funding for working capital needs, debt repayments, and fleet expansion.

Conflict of Interest

BRPC II is an affiliate of B. Riley Securities, Inc. (“BRS”), a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

BRS will act as an executing broker that will effectuate resales to the public in this offering of the Common Shares that BRPC II may acquire from us pursuant to the Purchase Agreement. Because BRPC II will receive all the net proceeds from those resales, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121.

FINRA Rule 5121 requires that a “qualified independent underwriter” (as defined in FINRA Rule 5121) participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged Seaport Global Securities LLC, a registered broker-dealer and FINRA member (the “QIU”), to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. BRPC II has agreed to pay the QIU a cash fee of $50,000 upon completion of this offering as consideration for its services and to reimburse the QIU up to $5,000 for expenses incurred in connection with acting as the qualified independent underwriter in this offering. The QIU will receive no other compensation for acting as the qualified independent underwriter in this offering.

In addition, in accordance with FINRA Rule 5121, BRS is not permitted to sell our Common Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. See “Plan of Distribution (Conflict of Interest).”

Risk Factors	An investment in our Common Shares involves risks. You should read the “Risk Factors” section starting on page 7 of this prospectus and “Item 3. – Key Information – D. Risk Factors” in our most recent Annual Report on Form 20-F for the year ended December 31, 2025 before you make an investment in our Common Shares.

RISK FACTORS

You should carefully consider the following risk factors described below and in our most recent Annual Report on Form 20-F for the year ended December 31, 2025 that may affect our business, future operating results and financial condition, as well as the other information set forth in this prospectus and the financial or other information incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before making a decision to invest in our securities. Please see the section of this prospectus entitled “Where You Can Find Additional Information.” If any of the following risks actually occurs, our business, operating results, cash flows, financial condition, and ability to pay dividends could be materially and adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The risks below are not the only ones we face. Additional risks not currently known to us, or that we currently deem immaterial, may also adversely affect us.

Risks Relating to Our Common Shares and this Offering

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, operating results and cash flow.

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On April 24, 2026, we entered into the Purchase Agreement with the Selling Shareholder, pursuant to which the Selling Shareholder has committed to purchase up to $50,000,000 of our Common Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. We may issue Common Shares and sell them to the Selling Shareholder under the Purchase Agreement at our discretion from time to time over the 36-month period beginning on the Commencement Date. We generally have the right to control the timing and amount of any sales of our Common Shares to the Selling Shareholder under the Purchase Agreement. Sales of our Common Shares, if any, to the Selling Shareholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Shareholder all, some or none of the Common Shares that may be available for us to sell to the Selling Shareholder pursuant to the Purchase Agreement. Because the purchase price that the Selling Shareholder will pay for Common Shares under the Purchase Agreement will fluctuate based on the market price of our Common Shares at the time we elect to sell shares to the Selling Shareholder, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of our Common Shares that we will sell to the Selling Shareholder under the Purchase Agreement, the purchase price per share that the Selling Shareholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Shareholder under the Purchase Agreement. The Purchase Agreement provides that we may sell up to an aggregate of $50,000,000 of our Common Shares to the Selling Shareholder and we are registering 50,000,000 Common Shares for resale under the registration statement that includes this prospectus. If it becomes necessary for us to issue and sell to the Selling Shareholder more than this number of Common Shares in order to receive aggregate gross proceeds equal to $50,000,000 under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Shareholder of those additional Common Shares, and the SEC must declare them effective, in each case before we may elect to sell any additional Common Shares to the Selling Shareholder under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Common Shares in addition to the 50,000,000 Common Shares being registered for resale under this prospectus could cause additional substantial dilution to our shareholders. The number of Common Shares ultimately offered for resale by the Selling Shareholder is dependent upon the number of Common Shares, if any, we ultimately elect to sell to the Selling Shareholder under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to the Selling Shareholder. If and when we do elect to sell Common Shares to the Selling Shareholder pursuant to the Purchase Agreement, the Selling Shareholder may resell all, some or none of those shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Shareholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Shareholder in this offering as a result of future sales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Shareholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Shareholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future issuance of Common Shares may trigger anti-dilution provisions in our Series G Preferred Shares and affect the interests of our common shareholders.

The Series G Preferred Shares contain anti-dilution provisions that can be triggered by securities we may issue, including Common Shares, convertible preferred shares, and warrants, depending on the offering price of equity issuances, the conversion price or formula of convertible shares or the exercise price or formula of warrants. Any issuance, including pursuant to the Purchase Agreement, below the then-applicable conversion price of the Series G Preferred Shares, which are convertible at our option, could result in an adjustment downward of the Series G Preferred Shares conversion price and an increase in the number of Common Shares each Series G Share is converted into. These adjustments could affect the interests of our common shareholders and the trading price for our Common Shares. The Series G Preferred Shares are convertible at the lowest of (i) 120% of the closing price of our Common Shares on the trading day immediately preceding the first issuance of Series G Preferred Shares (ii) 80% of the lowest daily volume weighted average price of our Common Shares over the 20 previous trading days, (iii) the conversion price or exercise price per share of any of our then-outstanding convertible shares or warrants, and (iv) the lowest issuance price of our Common Shares in any transaction following the issuance of the Series G Preferred Shares, but in any case not less than $0.60. As of April 24, 2026, the Series G Preferred Shares have a conversion price of approximately $2.29 and are convertible into 6,118,881 Common Shares, as may be further adjusted.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus and in the documents incorporated by reference are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the sections titled “Risk Factors” in this prospectus and in our most recent Annual Report on Form 20-F for the year ended December 31, 2025. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. In addition to these important factors, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:

•	our ability to maintain or develop new and existing customer relationships with major refined product importers and exporters, major crude oil companies and major commodity traders, including our ability to enter into long-term charters for our vessels;

•	our future operating and financial results;

•	our future vessel acquisitions, our business strategy and expected and unexpected capital spending or operating expenses, including any dry-docking, crewing, bunker costs and insurance costs;

•	our financial condition and liquidity, including our ability to pay amounts that we owe and to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	oil and chemical tanker industry trends, including fluctuations in charter rates and vessel values and factors affecting vessel supply and demand;

•	our ability to take delivery of, integrate into our fleet, and employ any newbuildings we may acquire or order in the future and the ability of shipyards to deliver vessels on a timely basis;

•	the aging of our vessels and resultant increases in operation and dry-docking costs;

•	the ability of our vessels to pass classification inspections and vetting inspections by oil majors and big chemical corporations;

•	significant changes in vessel performance, including increased vessel breakdowns;

•	the creditworthiness of our charterers and the ability of our contract counterparties to fulfill their obligations to us;

•	our ability to repay outstanding indebtedness, to obtain additional financing and to obtain replacement charters for our vessels, in each case, at commercially acceptable rates or at all;

•	changes to governmental rules and regulations or actions taken by regulatory authorities and the expected costs thereof;

•	our ability to comply with additional costs and risks related to our environmental, social and governance policies;

•	potential liability from litigation and our vessel operations, including purported discharge of pollutants;

•	changes in general economic and business conditions;

•	general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events, including “trade wars,” piracy, acts by terrorists or other hostilities or conflicts, including the war in Ukraine, the war between Israel and Hamas, war between the United States and Iran and between Israel and Iran, the Houthi crisis in and around the Red Sea, current instability in Venezuela and Iran and potential tensions between the U.S. and Greenland, Denmark or the European Union (the “EU”);

•	changes in production of or demand for oil and petroleum products and chemicals, either globally or in particular regions;

•	the strength of world economies and currencies, including fluctuations in charterhire rates and vessel values;

•	potential liability from future litigation and potential costs due to our vessel operations, including due to any environmental damage and vessel collisions;

•	our ability to successfully expand into and achieve expected results from the integrations of new lines of business;

•	fluctuations in real estate values and the conditions of the global residential real estate market;

•	the length and severity of public health threats, epidemics and pandemics and other disease outbreaks and their impact on the demand for commercial seaborne transportation and the condition of the financial markets and governmental responses thereto; and

•	other factors discussed in the “Risk Factors” section of this prospectus; and

•	those factors referred to in our most recent Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein, in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our most recent Annual Report on Form 20-F for the year ended December 31, 2025 generally, which is incorporated by reference into this prospectus.

Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects, on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

THE COMMITTED EQUITY FINANCING

On April 24, 2026, we entered into the Purchase Agreement and the Registration Rights Agreement with the Selling Shareholder. Upon the terms and subject to the satisfaction of the conditions contained in the Purchase Agreement, from and after the Commencement Date, we will have the right, in our sole discretion, to sell to the Selling Shareholder up to $50,000,000 of our Common Shares, subject to certain limitations set forth in the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement. Sales of Common Shares by us to the Selling Shareholder under the Purchase Agreement, and the timing of any such sales, are solely at our option, and we are under no obligation to sell any securities to the Selling Shareholder under the Purchase Agreement. In accordance with our obligations under the Registration Rights Agreement, we have filed the registration statement that includes this prospectus with the SEC to register under the Securities Act the resale by the Selling Shareholder of up to 50,000,000 Common Shares that we may, in our sole discretion, elect to sell to the Selling Shareholder, from time to time from and after the Commencement Date pursuant to the Purchase Agreement, following our execution of the Purchase Agreement, on April 24, 2026, as consideration for its commitment to purchase our Common Shares that we may, in our sole discretion, direct the Selling Shareholder to purchase from us pursuant to the Purchase Agreement, from time to time after the date of this prospectus and during the term of the Purchase Agreement.

We do not have the right to commence any sales of our Common Shares to the Selling Shareholder under the Purchase Agreement until the Commencement Date, which is the date on which all of the conditions to the Selling Shareholder’s purchase obligation set forth in the Purchase Agreement have initially been satisfied, none of which are in the Selling Shareholder’s control, including that the registration statement that includes this prospectus shall have been declared effective by the SEC and the final form of this prospectus shall have been filed with the SEC. From and after the Commencement Date, we have the right, but not the obligation, from time to time at our sole discretion over the 36-month period beginning on the Commencement Date, to direct the Selling Shareholder to purchase up to a specified maximum amount of Common Shares in one or more Purchases and Intraday Purchases as set forth in the Purchase Agreement, by timely delivering a written Purchase Notice for each Purchase, and timely delivering a written Intraday Purchase Notice for each Intraday Purchase, if any, to the Selling Shareholder in accordance with the Purchase Agreement on any Trading Day we select as the Purchase Date therefor, so long as, (i) with respect to Purchases, the closing sale price of our Common Shares on the Trading Day immediately prior to such Purchase Date is not less than the Threshold Price and, with respect to Intraday Purchases, the sale price of our Common Shares at the time of delivery of the Intraday Purchase Notice is not less than the Threshold Price and (ii) all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement (as applicable) have been received by the Selling Shareholder in the manner set forth in the Purchase Agreement, prior to the time we deliver such notice to the Selling Shareholder.

From and after Commencement, the Company will control the timing and amount of any sales of Common Shares to the Selling Shareholder. Actual sales of shares of our Common Shares to the Selling Shareholder under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of our Common Shares and determinations by us as to the appropriate sources of funding for our company and its operations.

We may not issue or sell any Common Shares to the Selling Shareholder under the Purchase Agreement that, when aggregated with all other Common Shares then beneficially owned by the Selling Shareholder and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder), would result in the Selling Shareholder beneficially owning Common Shares in excess of the 4.99% Beneficial Ownership Limitation, which is defined in the Purchase Agreement as 4.99% of our outstanding Common Shares.

The net proceeds to us from sales that we elect to make to the Selling Shareholder under the Purchase Agreement, if any, will depend on the frequency and prices at which we sell our Common Shares to the Selling Shareholder. We expect that any proceeds received by us from such sales to the Selling Shareholder will be used as described under “Use of Proceeds.”

Neither we nor the Selling Shareholder may assign or transfer our respective rights and obligations under the Purchase Agreement or the Registration Rights Agreement, and no provision of the Purchase Agreement or the Registration Rights Agreement may be modified or waived by us or the Selling Shareholder.

As consideration for the Selling Shareholder’s commitment to purchase Common Shares at our direction upon the terms and subject to the conditions set forth in the Purchase Agreement, we agreed to pay a commitment fee to the Selling Shareholder of $500,000, equal to 1% of the full amount of the gross proceeds under the Purchase Agreement. Prior to the filing of this registration statement, we paid an aggregate of $150,000 to the Selling Shareholder in partial satisfaction of the Commitment Fee. The remaining balance of the Commitment Fee shall be payable in amounts equal to 50% of each purchase amount, payable on the applicable settlement date(s) until the Commitment Fee is paid in full but in no event later than 12 months after the Closing Date. Notwithstanding the foregoing, if we do not direct the Selling Shareholder to make any purchases under the Purchase Agreement, or if the Commencement does not occur, then we have agreed to pay the remaining balance of the Commitment Fee to the Selling Shareholder within three trading days following the termination of the Purchase Agreement in accordance with its terms. In addition, we have agreed to reimburse the Selling Shareholder for the reasonable legal fees and disbursements of the Selling Shareholder’s legal counsel and fees paid to the QIU in a total amount not to exceed $215,000 in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, consisting of $125,000 paid prior to the filing of this registration statement and $7,500 per fiscal quarter in which we direct the Selling Shareholder to purchase our Common Shares, as contemplated by the Purchase Agreement and the Registration Rights Agreement.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. Copies of the agreements have been filed as exhibits to the registration statement that includes this prospectus and are available electronically on the SEC’s website at www.sec.gov.

Purchases of Common Shares Under the Purchase Agreement

Purchases

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion over the 36-month period beginning on the Commencement Date, to direct the Selling Shareholder to purchase a specified number of Common Shares, not to exceed the applicable Purchase Maximum Amount, in a Purchase under the Purchase Agreement, by timely delivering a written Purchase Notice to the Selling Shareholder, prior to 9:00 a.m., New York City time, on any Trading Day we select as the Purchase Date for such Purchase, so long as the closing sale price of our Common Shares on the Trading Day immediately prior to such Purchase Date is not less than the Threshold Price and all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement have been received by the Selling Shareholder prior to the time we deliver such Purchase Notice to the Selling Shareholder.

The Purchase Maximum Amount applicable to such Purchase will be equal to the lesser of:

•	1,000,000 Common Shares; and

•	the Purchase Percentage (as specified in the applicable Purchase Notice for such Purchase) of the total aggregate number (or volume) of shares of our Common Shares traded on the NYSE American during the applicable Purchase Valuation Period for such Purchase.

The actual number of shares of Common Shares that the Selling Shareholder will be required to purchase in a Purchase, which we refer to as the Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation.

The per share purchase price that the Selling Shareholder will be required to pay for the Purchase Share Amount in a Purchase effected by us pursuant to the Purchase Agreement, if any, will be equal to the VWAP of our Common Shares for the applicable Purchase Valuation Period on the Purchase Date for such Purchase, less a fixed 3% discount to the VWAP for such Purchase Valuation Period. The Purchase Valuation Period for a Purchase is defined in the Purchase Agreement as the period beginning at the official open (or “commencement”) of the regular trading session on the NYSE American on the applicable Purchase Date for such Purchase, and ending at the earliest to occur of:

•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

•	such time that the total aggregate number (or volume) of Common Shares traded on the NYSE American during such Purchase Valuation Period reaches the applicable Purchase Share Volume Maximum for such Purchase, which will be determined by dividing (a) the applicable Purchase Share Amount for such Purchase, by (b) the Purchase Percentage we specified in the applicable Purchase Notice for such Purchase); and

•	if we further specify in the applicable Purchase Notice for such Purchase that a Limit Order Discontinue Election shall apply to such Purchase, such time that the trading price of our Common Shares on the NYSE American during such Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

Under the Purchase Agreement, for purposes of calculating the volume of Common Shares traded during a Purchase Valuation Period, including for purposes of determining whether the applicable Purchase Share Volume Maximum for a Purchase has been reached, for purposes of calculating the VWAP of our Common Shares for the applicable Purchase Valuation Period, and to the extent that we specify in the applicable Purchase Notice that the Limit Order Discontinue Election will apply, the following transactions, to the extent they occur during such Purchase Valuation Period, shall be excluded: (x) the opening or first purchase of Common Shares at or following the official open of the regular trading session on the NYSE American on the applicable Purchase Date for such Purchase, (y) the last or closing sale of Common Shares at or prior to the official close of the regular trading session on the NYSE American on the applicable Purchase Date for such Purchase, and (z) if we have specified in the applicable Purchase Notice for such Purchase that a Limit Order Continue Election shall apply to such Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Shares on the NYSE American during such Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Purchase.

Intraday Purchases

In addition to the Purchases described above, from and after the Commencement Date, we will also have the right, but not the obligation, subject to the continued satisfaction of the conditions set forth in the Purchase Agreement, to direct the Selling Shareholder to make Intraday Purchases, not to exceed the applicable Intraday Purchase Maximum Amount, in an Intraday Purchase under the Purchase Agreement, by timely delivering a written Intraday Purchase Notice to the Selling Shareholder, after 10:00 a.m., New York City time (and after the Purchase Valuation Period for any earlier Purchase and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date if applicable, have ended), and prior to 3:30 p.m., New York City time, on such Purchase Date, so long as the sale price of our Common Shares at the time of delivery of the Intraday Purchase Notice is not less than the Threshold Price and all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement (as applicable) have been received by the Selling Shareholder in the manner set forth in the Purchase Agreement, prior to the time we deliver such Intraday Purchase Notice to the Selling Shareholder.

The Intraday Purchase Maximum Amount applicable to such Intraday Purchase will be equal to the lesser of:

•	1,000,000 Common Shares; and

•	the Purchase Percentage (as specified by us in the applicable Intraday Purchase Notice for such Intraday Purchase) of the total aggregate number (or volume) of shares of our Common Shares traded on the NYSE American during the applicable Intraday Purchase Valuation Period for such Intraday Purchase.

The actual number of Common Shares that the Selling Shareholder will be required to purchase in an Intraday Purchase, which we refer to as the Intraday Purchase Share Amount, will be equal to the number of shares that we specify in the applicable Intraday Purchase Notice, subject to adjustment to the extent necessary to give effect to the applicable Intraday Purchase Maximum Amount and other applicable limitations set forth in the Purchase Agreement, including the Beneficial Ownership Limitation.

The per share purchase price that the Selling Shareholder will be required to pay for the Intraday Purchase Share Amount in an Intraday Purchase effected by us pursuant to the Purchase Agreement, if any, will be calculated in the same manner as in the case of a Purchase (including the same fixed percentage discounts to the applicable VWAP used to calculate the per share purchase price for a Purchase as described above), provided that the VWAP used to determine the purchase price for the Intraday Purchase Share Amount to be purchased in an Intraday Purchase will be equal to the VWAP for the applicable Intraday Purchase Valuation Period on the Purchase Date for such Intraday Purchase and the applicable minimum price threshold in the event we do not specify a minimum price threshold in the Intraday Purchase Notice will be a price equal to 75% of the sale price of our Common Shares at the time of delivery of the applicable Intraday Purchase Notice. The Intraday Purchase Valuation Period for an Intraday Purchase is defined in the Purchase Agreement as the period during the regular trading session on the NYSE American on such Purchase Date, beginning at the latest to occur of:

•	such time of confirmation of the Selling Shareholder’s receipt of the applicable Intraday Purchase Notice;

•	such time that the Purchase Valuation Period for any prior regular Purchase effected on the same Purchase Date (if any) has ended; and

•	such time that the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date (if any) has ended,

•	and ending at the earliest to occur of:

•	3:59 p.m., New York City time, on such Purchase Date or such earlier time publicly announced by the trading market as the official close of the regular trading session on such Purchase Date;

•	such time that the total aggregate number (or volume) of Common Shares traded on the NYSE American during such Intraday Purchase Valuation Period reaches the applicable Intraday Purchase Share Volume Maximum for such Intraday Purchase, which will be determined by dividing (a) the applicable Intraday Purchase Share Amount for such Intraday Purchase, by (b) the Purchase Percentage we specified in the applicable Intraday Purchase Notice for determining the applicable Intraday Purchase Share Amount for such Intraday Purchase); and

•	if we further specify Limit Order Discontinue Election in the applicable Intraday Purchase Notice for such Intraday Purchase, such time that the trading price of our Common Shares on the NYSE American during such Intraday Purchase Valuation Period (calculated in accordance with the Purchase Agreement) falls below the applicable Minimum Price Threshold.

As with regular Purchases, for purposes of calculating the volume of Common Shares traded during an Intraday Purchase Valuation Period, including for purposes of determining whether the applicable Intraday Purchase Share Volume Maximum for an Intraday Purchase has been reached, for purposes of calculating the VWAP of our Common Shares for the applicable Intraday Purchase Valuation Period, the following transactions, to the extent they occur during such Intraday Purchase Valuation Period, are excluded: (x) the opening or first purchase of Common Shares at or following the official open of the regular trading session on the NYSE American on the applicable Purchase Date for such Intraday Purchase, (y) the last or closing sale of Common Shares at or prior to the official close of the regular trading session on the NYSE American on the applicable Purchase Date for such Intraday Purchase, and (z) if we have specified in the applicable Intraday Purchase Notice for such Intraday Purchase that a Limit Order Continue Election shall apply to such Intraday Purchase (instead of specifying that a Limit Order Discontinue Election shall apply), all purchases and sales of Common Shares on the NYSE American during such Intraday Purchase Valuation Period at a price per share that is less than the applicable Minimum Price Threshold for such Intraday Purchase.

We may, in our sole discretion, timely deliver multiple Intraday Purchase Notices to the Selling Shareholder prior to 3:30 p.m., New York City time, on a single Purchase Date to effect multiple Intraday Purchases on such same Purchase Date, provided that the Purchase Valuation Period for any earlier regular Purchase effected on the same Purchase Date (as applicable) and the Intraday Purchase Valuation Period for the most recent prior Intraday Purchase effected on the same Purchase Date have ended prior to 3:30 p.m., New York City time, on such Purchase Date, and, so long as all Common Shares subject to all prior Purchases and all prior Intraday Purchases effected by us under the Purchase Agreement, including those effected earlier on the same Purchase Date (as applicable), have been received by the Selling Shareholder prior to the time we deliver to the Selling Shareholder a new Intraday Purchase Notice to effect an additional Intraday Purchase on the same Purchase Date as an earlier regular Purchase (as applicable) and one or more earlier Intraday Purchases effected on such same Purchase Date.

The terms and limitations that will apply to each subsequent additional Intraday Purchase effected on the same Purchase Date will be the same as those applicable to any earlier regular Purchase (as applicable) and any earlier Intraday Purchase effected on the same Purchase Date as such subsequent additional Intraday Purchase, and the per share purchase price for the Common Shares that we elect to sell to the Selling Shareholder in each subsequent additional Intraday Purchase effected on the same Purchase Date as an earlier regular Purchase (as applicable) and/or earlier Intraday Purchase(s) effected on such Purchase Date will be calculated in the same manner as in the case of such earlier regular Purchase (as applicable) and such earlier Intraday Purchase(s) effected on the same Purchase Date as such subsequent additional Intraday Purchase, with the exception that the Intraday Purchase Valuation Period for each subsequent additional Intraday Purchase will begin and end at different times (and may vary in duration) during the regular trading session on such Purchase Date, in each case as determined in accordance with the Purchase Agreement.

In the case of Purchases and Intraday Purchases effected by us under the Purchase Agreement, if any, all share and dollar amounts used in determining the purchase price per share of Common Shares to be purchased by the Selling Shareholder in a Purchase or an Intraday Purchase (as applicable), or in determining the applicable maximum purchase share amounts or applicable volume or price threshold amounts in connection with any such Purchase or Intraday Purchase (as applicable), in each case, will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during any period used to calculate such per share purchase price, maximum purchase share amounts or applicable volume or price threshold amounts.

At or prior to 5:30 p.m., New York City time, on the applicable Purchase Date for a Purchase and/or Intraday Purchase, the Selling Shareholder will provide us with a written confirmation for such Purchase and/or Intraday Purchase, as applicable, setting forth the applicable purchase price (both on a per share basis and the total aggregate purchase price) to be paid by the Selling Shareholder for the Common Shares purchased by the Selling Shareholder in such Purchase and/or Intraday Purchase, as applicable.

The payment for, against delivery of, Common Shares purchased by the Selling Shareholder in any Purchase or any Intraday Purchase under the Purchase Agreement will be fully settled within one Trading Day immediately following the applicable Purchase Date for such Purchase or such Intraday Purchase (as applicable), as set forth in the Purchase Agreement.

Conditions Precedent to Commencement and Each Purchase

The Selling Shareholder’s obligation to accept Purchase Notices and Intraday Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase shares of our Common Shares in Purchases and Intraday Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement, and (ii) the satisfaction, at the applicable “Purchase Condition Satisfaction Time” (as such term is defined in the Purchase Agreement) on the applicable Purchase Date for each Purchase and Intraday Purchase after the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, all of which are entirely outside of the Selling Shareholder’s control, which conditions including the following:

•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;

•	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to the Selling Shareholder under the Purchase Agreement) having been declared effective under the Securities Act by the SEC, and the Selling Shareholder being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement) to resell all of the Common Shares included in this prospectus (and included in any such additional prospectuses);

•	the SEC shall not have issued any stop order suspending the effectiveness of the registration statement that includes this prospectus (or any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to the Selling Shareholder under the Purchase Agreement) or prohibiting or suspending the use of this prospectus (or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement), and the absence of any suspension of qualification or exemption from qualification of the Common Shares for offering or sale in any jurisdiction;

•	FINRA shall not have provided an objection to, and shall have confirmed in writing that it has determined not to raise any objections with respect to the fairness and reasonableness of, the terms and arrangements of the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement;

•	there shall not have occurred any event and there shall not exist any condition or state of facts, which makes any statement of a material fact made in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to the Selling Shareholder under the Purchase Agreement) untrue or which requires the making of any additions to or changes to the statements contained therein in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements then made therein (in the case of this prospectus or the prospectus included in any one or more additional registration statements filed with the SEC under the Registration Rights Agreement, in the light of the circumstances under which they were made) not misleading;

•	this prospectus, in final form, shall have been filed with the SEC under the Securities Act prior to Commencement, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act shall have been filed with the SEC;

•	trading in the Common Shares shall not have been suspended by the SEC or the NYSE American, the Company shall not have received any final and non-appealable notice that the listing or quotation of the Common Shares on the NYSE American, shall be terminated on a date certain (unless, prior to such date, the Common Shares are listed or quoted on any other Eligible Market, as such term is defined in the Purchase Agreement), and there shall be no suspension of, or restriction on, accepting additional deposits of the Common Shares, electronic trading or book-entry services by The Depository Trust Company with respect to the Common Shares;

•	the Company shall have complied with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of the Purchase Agreement and the Registration Rights Agreement;

•	the absence of any statute, regulation, order, decree, writ, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits the consummation of or that would materially modify or delay any of the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement;

•	the absence of any action, suit or proceeding before any arbitrator or any court or governmental authority seeking to restrain, prevent or change the transactions contemplated by the Purchase Agreement or the Registration Rights Agreement, or seeking material damages in connection with such transactions;

•	all of the Common Shares that may be issued pursuant to the Purchase Agreement shall have been approved for listing or quotation on the NYSE American (or if the Common Shares is not then listed on the NYSE American, then on any Eligible Market), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;

•	the absence of any bankruptcy proceeding against the Company commenced by a third party, and the Company shall not have commenced a voluntary bankruptcy proceeding, consented to the entry of an order for relief against it in an involuntary bankruptcy case, consented to the appointment of a custodian of the Company or for all or substantially all of its property in any bankruptcy proceeding, or made a general assignment for the benefit of its creditors; and

•	the receipt by the Selling Shareholder of the legal opinions and negative assurances, bring-down legal opinions and negative assurances, and audit comfort letters, in each case as required under the Purchase Agreement.

Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the third anniversary of the Commencement Date;

•	the date on which the Selling Shareholder shall have purchased Common Shares under the Purchase Agreement for an aggregate gross purchase price equal to $50,000,000;

•	the date on which the Common Shares shall have failed to be listed or quoted on the NYSE American or any other Eligible Market;

•	the 30th Trading Day after the date on which a voluntary or involuntary bankruptcy proceeding involving our company has been commenced that is not discharged or dismissed prior to such Trading Day; and

•	the date on which a bankruptcy custodian is appointed for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, at any time. We and the Selling Shareholder may also terminate the Purchase Agreement at any time by mutual written consent.

The Selling Shareholder also has the right to terminate the Purchase Agreement upon 10 Trading Days’ prior written notice to us, but only upon the occurrence of certain events, including:

•	the occurrence and continuation of a Material Adverse Effect (as such term is defined in the Purchase Agreement);

•	the occurrence of a Fundamental Transaction (as such term defined in the Purchase Agreement) involving our company;

•	if any registration statement is not filed by the applicable Filing Deadline (as defined in the Registration Rights Agreement) or declared effective by the SEC by the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or the Company is otherwise in breach or default in any material respect under any of the other provisions of the Registration Rights Agreement, and, if such failure, breach or default is capable of being cured, such failure, breach or default is not cured within 10 Trading Days after notice of such failure, breach or default is delivered to us;

•	if we are in breach or default in any material respect of any of our covenants and agreements in the Purchase Agreement or in the Registration Rights Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within 10 Trading Days after notice of such breach or default is delivered to us;

•	the effectiveness of the registration statement that includes this prospectus or any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement lapses for any reason (including the issuance of a stop order by the SEC), or this prospectus or the prospectus included in any additional registration statement we file with the SEC pursuant to the Registration Rights Agreement otherwise becomes unavailable to the Selling Shareholder for the resale of all of the Common Shares included therein, and such lapse or unavailability continues for a period of 20 consecutive Trading Days or for more than an aggregate of 60 Trading Days in any 365-day period, other than due to acts of the Selling Shareholder; or

•	trading in the Common Shares on the NYSE American (or if the Common Shares is then listed on an Eligible Market, trading in the Common Shares on such Eligible Market) has been suspended for a period of three consecutive Trading Days.

No termination of the Purchase Agreement by us or by the Selling Shareholder will become effective prior to the time when any pending Purchase and any pending Intraday Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and no termination will affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending Purchase, any pending Intraday Purchase, the Commitment Fee and any fees and disbursements of the Selling Shareholder’s legal counsel in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement. Both we and the Selling Shareholder have agreed to complete our respective obligations with respect to any such pending Purchase and any pending Intraday Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Registration Rights Agreement, which will survive any termination of the Purchase Agreement.

No Short-Selling or Hedging by the Selling Shareholder

The Selling Shareholder has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of its sole member, any of its or its sole member’s respective officers, or any entity managed or controlled by it or its sole member, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to the Common Shares, during the term of the Purchase Agreement.

Effect of Sales of our Common Shares under the Purchase Agreement on our Shareholders

All Common Shares that may be issued or sold by us to the Selling Shareholder under the Purchase Agreement that are being registered under the Securities Act for resale by the Selling Shareholder in this offering are expected to be freely tradable. The Common Shares being registered for resale in this offering may be issued and sold by us to the Selling Shareholder from time to time at our discretion over a period of up to 36 months commencing on the Commencement Date. The resale by the Selling Shareholder of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our Common Shares to decline and to be highly volatile. Sales of our Common Shares, if any, to the Selling Shareholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Shareholder all, some or none of the shares of our Common Shares that may be available for us to sell to the Selling Shareholder pursuant to the Purchase Agreement.

If and when we do elect to sell shares of our Common Shares to the Selling Shareholder pursuant to the Purchase Agreement, after the Selling Shareholder has acquired such shares, the Selling Shareholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Shareholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Shareholder in this offering as a result of future sales made by us to the Selling Shareholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Shareholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Shareholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Selling Shareholder for the Common Shares that we may elect to sell to the Selling Shareholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Shares during the applicable Purchase Valuation Period for each Purchase, and during the applicable Intraday Purchase Valuation Period for each Intraday Purchase, made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of Common Shares that we will sell to the Selling Shareholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Shareholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any.

We have 5,500,820 Common Shares outstanding, of which 2,129,391 shares are held by our non-affiliates, based on information available to us as of April 24, 2026. The Purchase Agreement provides that we may sell up to $50,000,000 of our Common Shares to the Selling Shareholder, and we are registering 50,000,000 of our Common Shares under the Securities Act for resale by the Selling Shareholder under this prospectus. If all of the 50,000,000 Common Shares offered for resale by the Selling Shareholder under this prospectus were issued and outstanding as of April 24, 2026, such shares would represent approximately 90.1% of the total number of outstanding Common Shares and approximately 95.9% of the total number of outstanding Common Shares held by non-affiliates of our company, in each case, based on information available to us as of April 24, 2026.

If we elect to issue and sell more than the 50,000,000 Common Shares offered under this prospectus to the Selling Shareholder, which we have the right, but not the obligation, to do, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Shareholder of any such additional shares of our Common Shares we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our Common Shares to the Selling Shareholder under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Common Shares in addition to the 50,000,000 Common Shares being registered for resale by the Selling Shareholder under the registration statement that includes this prospectus could cause additional substantial dilution to our shareholders.

The number of Common Shares ultimately offered for resale by the Selling Shareholder through this prospectus is dependent upon the number of Common Shares, if any, we elect to sell to the Selling Shareholder under the Purchase Agreement from and after the Commencement Date. The issuance of our Common Shares to the Selling Shareholder pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of shares of our Common Shares that our existing shareholders own will not decrease, the shares of our Common Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares of our Common Shares after any such issuance.

The following table sets forth the amount of gross proceeds we would receive from the Selling Shareholder from our sale of Common Shares to the Selling Shareholder under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to the Selling Shareholder (2)	Gross Proceeds from the Sale of Shares to the Selling Shareholder Under the Purchase Agreement
$1.00	50,000,000	90.1%	$50,000,000
$2.00	25,000,000	82.0%	$50,000,000
$3.00	16,666,666	75.2%	$50,000,000
$4.00	12,500,000	69.4%	$50,000,000
$5.00	10,000,000	64.5%	$50,000,000
$6.00	8,333,333	60.2%	$50,000,000

(1) Although the Purchase Agreement provides that we may sell up to $50,000,000 of our Common Shares to the Selling Shareholder, we are only registering 50,000,000 Common Shares under the registration statement that includes this prospectus, which may or may not cover all of the shares we ultimately sell to the Selling Shareholder under the Purchase Agreement. The number of shares to be issued as set forth in this column is without regard for the Beneficial Ownership Limitation.

(2) The denominator is based on 5,500,820 Common Shares outstanding as of April 24, 2026, adjusted to include the issuance of the number of shares set forth in the adjacent column that we would have sold to the Selling Shareholder, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

USE OF PROCEEDS

All of the Common Shares offered pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any proceeds from these sales of Common Shares.

However, we may receive up to $50.0 million in aggregate gross proceeds from the Selling Shareholder under the Purchase Agreement in connection with sales of our Common Shares to the Selling Shareholder. We estimate that the net proceeds to us from the sale of our Common Shares to the Selling Shareholder could be up to $49.2 million, after estimated fees and expenses, over a 36-month period, assuming that we sell Common Shares to them for aggregate gross proceeds of $50.0 million. The net proceeds from sales, if any, under the Purchase Agreement, will depend on the frequency and prices at which we sell our Common Shares to the Holder after the date of this prospectus. See “Plan of Distribution (Conflict of Interest)” and “The Committed Equity Financing” elsewhere in this prospectus for more information.

We intend to use the net proceeds from the sales of our Common Shares to the Selling Shareholder under the Purchase Agreement for general corporate purposes, which may include, among other things, funding for working capital needs, debt repayments, and fleet expansion, including the construction of our Newbuilding Tankers or the acquisition of secondhand or newbuilding vessels from third parties or affiliated companies. At this time, we have not specifically determined the allocation of proceeds with respect to our current newbuilding vessels, nor have we identified any other vessels to acquire or debt repayment, nor have we specifically identified another material use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any of these potential uses in light of the variety of factors that will impact how such net proceeds are ultimately utilized by us. The foregoing represents our current intentions with respect to the use of the net proceeds based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds in a manner other than as described above. See “Risk Factors” for a discussion of certain risks that may affect our intended use of the net proceeds.

The Selling Shareholder will pay any underwriting fees, discounts and selling commissions incurred by it in connection with any sale of Common Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and independent registered public accountants.

CAPITALIZATION

The following table sets forth our capitalization and indebtedness as of December 31, 2025:

1.	on an actual basis;

2.	on an adjusted basis to give effect to the following transactions which occurred between December 31, 2025 and April 24, 2026:

•	$3.9 million of scheduled debt repayments under the New Huarong Facility and the credit facility with HSBC for the financing of the M/Y Para Bellvm (the “HSBC Facility”);

•

the receipt of $51.9 million from the sale and leaseback financing arrangement with two Chinese leasing Companies for the Newbuilding Tankers (the sale and leaseback will be accounted as a financing transaction);

•	the issuance and sale of 874,623 Common Shares under the 2024 ATM for net proceeds of $4.1 million; and

•	the issuance of 14,000 Series G Preferred Shares to Central Mare on March 31, 2026 for the settlement of the $14.0 million consideration for the acquisition of the Newbuilding Tankers; and

3.	on an as further adjusted basis, assuming our issuance and sale of 50,000,000 Common Shares for net proceeds of $49.2 million after deducting estimated issuance costs and commissions.

Based on our audited consolidated financial statements of TOP Ships Inc.:
Expressed in thousands of U.S. dollars Debt:(1) (2)	Actual	As Adjusted	As Further Adjusted
Current portion of long -term debt	11,824	11,824	11,824
Non-current portion of long -term debt	204,788	252,787	252,787
Total debt	216,612	264,611	264,611
Mezzanine equity
Series G Preferred Shares(3)	—	16,100	16,100
Stockholder’s equity(4)
Common shares	46	55	555
Series D Preferred Shares	1	1	1
Additional paid-in capital	425,433	427,428	476,128
Accumulated other Comprehensive Income	697	697	697
Accumulated deficit	(336,988)	(336,988)	(336,988)
Total Stockholder’s and mezzanine equity	89,189	107,293	156,493
Total capitalization	305,801	371,904	421,104

(1)	Our indebtedness in the form of sale and lease back financing (both current and non-current portions) is guaranteed by us; the titles of ownership of our vessels are held by the respective vessel lenders to secure the relevant sale and lease back financing transactions. Our indebtedness in the form of debt financing (both current and non-current portions) is guaranteed by us and is secured by a mortgage on the respective vessel.

(2)	The capitalization table does not take into account any amortization of deferred finance fees incurred after December 31, 2025. The foreign exchange rate used for the HSBC Facility is the rate used by the Company as of December 31, 2025.

(3)

The accounting treatment for the Series G Preferred Shares has not been finalized as of the date of this prospectus and it is presented in Mezzanine Equity. The carrying value of the Series G Preferred Shares is adjusted to the current maximum redemption amount (i.e., at 115%), with the difference between carrying amount and maximum redemption amount being presented as deemed dividend, reducing the Additional Paid in Capital.

(4)	The accounting treatment for the acquisition of the Tanker SPVs has not been finalized as of the date of this prospectus.

SELLING SHAREHOLDER

This prospectus relates to the possible offer and resale from time to time by the Selling Shareholder of up to 50,000,000 Common Shares that we may issue to the Selling Shareholder pursuant to the Purchase Agreement. For additional information regarding the issuance of the Common Shares to be offered by the Selling Shareholder pursuant to this prospectus, see the section titled “Committed Equity Financing.” We are registering the Common Shares pursuant to the provisions of the Registration Rights Agreement in order to permit the Selling Shareholder to offer the Common Shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, the Selling Shareholder has not had any material relationship with us or any of our affiliates within the past three years. All of the data in the following table are as of April 24, 2026.

The table below presents information regarding the Selling Shareholder and the Common Shares that may be resold by the Selling Shareholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder and reflects holdings as of April 24, 2026. The number of shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares being offered for resale by the Selling Shareholder under this prospectus. The Selling Shareholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them and, except as set forth in the section titled “Plan of Distribution (Conflict of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares being offered for resale by this prospectus.

Beneficial ownership in the table has been determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes Common Shares with respect to which the Selling Shareholder has sole or shared voting and investment power. Because the purchase price to be paid by the Selling Shareholder for Common Shares that we may elect to sell to the Selling Shareholder will be determined on the applicable Purchase Dates therefor, the actual number of Common Shares that we may sell to the Selling Shareholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Shareholder of all of the Common Shares being offered for resale pursuant to this prospectus.

	Number of Common Shares Beneficially Owned Prior to Offering		Maximum Number of Common Shares to be Offered	Number of Common Shares to be Beneficially Owned After Offering(3)
Name of Selling shareholder	Number(1)	Percentage(2)	Pursuant to this Prospectus	Number	Percent
B. Riley Principal Capital II, LLC(4)	0	–	50,000,000	0	–

(1) In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the Common Shares that the Selling Shareholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Shareholder’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchases and the Intraday Purchases of Common Shares under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any Common Shares to the Selling Shareholder to the extent such shares would cause the Selling Shareholder’s beneficial ownership of our Common Shares to (i) require a Regulatory Approval or (ii) exceed the Beneficial Ownership Limitation. The Beneficial Ownership Limitation may not be amended or waived under the Purchase Agreement.

(2) Applicable percentage ownership is based on 5,500,820 Common Shares.

(3) Assumes the sale of all Common Shares being offered for resale pursuant to this prospectus.

(4) The business address of B. Riley Principal Capital II, LLC is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025. BRPC II’s principal business is that of a private investor. BRPC II is a wholly-owned subsidiary of B. Riley Principal Investments, LLC (“BRPI”). As a result, BRPI may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II. B. Riley Financial, Inc. (“BRF”) is the parent company of BRPC II and BRPI. As a result, BRF may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Bryant R. Riley is the Co-Chief Executive Officer and Chairman of the Board of Directors of BRF. As a result, Bryant R. Riley may be deemed to indirectly beneficially own the securities of the company held of record by BRPC II and indirectly beneficially owned by BRPI. Each of BRF, BRPI and Bryant R. Riley expressly disclaims beneficial ownership of the securities of the company held of record by BRPC II, except to the extent of its/his pecuniary interest therein. We have been advised that none of BRF, BRPI or BRPC II is a member of FINRA or an independent broker-dealer; however, each of BRF, BRPI, BRPC II and Bryant R. Riley is an affiliate of B. Riley Securities, Inc., a registered broker-dealer and FINRA member, and Bryant R. Riley is an associated person of BRS. BRS will act as an executing broker that will effectuate resales of our Common Stock that have been and may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. See “Plan of Distribution (Conflict of Interest)” for more information about the relationship between BRPC II and BRS.

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)

The Common Shares offered by this prospectus are being offered by the Selling Shareholder. The shares may be sold or distributed from time to time by the Selling Shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Shares offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Common Shares;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

BRPC II has informed us that it presently anticipates using, but is not required to use, BRS, a registered broker-dealer and FINRA member and an affiliate of BRPC II, as a broker to effectuate resales, if any, of our Common Shares that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such Common Shares that it may acquire from us. Such resales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. BRPC II has informed us that each such broker-dealer it engages to effectuate resales of our Common Shares on its behalf, excluding BRS, may receive commissions from BRPC II for executing such resales for BRPC II and, if so, such commissions will not exceed customary brokerage commissions.

BRPC II is an affiliate of BRS, a registered broker-dealer and FINRA member, which will act as an executing broker that will effectuate resales of our Common Shares that may be acquired by BRPC II from us pursuant to the Purchase Agreement to the public in this offering. Because BRPC II will receive all the net proceeds from such resales of our Common Shares made to the public through BRS, BRS is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently, this offering will be conducted in compliance with the provisions of FINRA Rule 5121, which requires that a “qualified independent underwriter,” as defined in FINRA Rule 5121, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. Accordingly, we have engaged the QIU to be the qualified independent underwriter in this offering and, in such capacity, participate in the preparation of the registration statement that includes this prospectus and exercise the usual standards of “due diligence” with respect thereto. BRPC II shall pay the QIU a cash fee of upon the initial filing of the registration statement that includes this prospectus with the SEC as consideration for its services and to reimburse certain expenses incurred in connection with acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5110, the cash fee and expense reimbursement to be paid to the QIU for acting as the qualified independent underwriter in this offering are deemed to be underwriting compensation in connection with sales of our Common Stock by BRPC II to the public. The QIU will receive no other compensation for acting as the qualified independent underwriter in this offering. In accordance with FINRA Rule 5121, BRS is not permitted to sell shares of our Common Stock in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Except as set forth above, we know of no existing arrangements between the Selling Shareholder and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the Common Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Shareholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Common Shares sold by the Selling Shareholder may be less than or in excess of customary commissions. Neither we nor the Selling Shareholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Common Shares sold by the Selling Shareholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Shareholder, including with respect to any compensation paid or payable by the Selling Shareholder to any brokers, dealers, underwriters or agents that participate in the distribution of such shares by the Selling Shareholder, and any other related information required to be disclosed under the Securities Act.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the Common Shares covered by this prospectus by the Selling Shareholder.

As consideration for the Selling Shareholder’s irrevocable commitment to purchase our Common Shares at our direction under the Purchase Agreement, we agreed to pay a Commitment Fee to the Selling Shareholder of $500,000, equal to 1% of the full amount of the maximum gross proceeds under the Purchase Agreement. Prior to the filing of this registration statement, we paid an aggregate of $150,000 to the Selling Shareholder in partial satisfaction of the Commitment Fee. The remaining balance of the Commitment Fee shall be payable in amounts equal to 50% of each purchase amount, payable on the applicable settlement date(s) until the Commitment Fee is paid in full, but in no event later than 12 months after the Closing Date. Notwithstanding the foregoing, if we do not direct the Selling Shareholder to make any purchases under the Purchase Agreement, or if the Commencement does not occur, then we have agreed to pay the remaining balance of the Commitment Fee to the Selling Shareholder within three trading days following the termination of the Purchase Agreement in accordance with its terms. In accordance with FINRA Rule 5110, the $500,000 Commitment Fee is deemed to be underwriting compensation in connection with sales of our shares of Common Shares by the Selling Shareholder to the public.

Furthermore, we have agreed to reimburse the Selling Shareholder for the reasonable legal fees and disbursements of the Selling Shareholder’s legal counsel and fees paid to the QIU in a total amount not to exceed $215,000 in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement, consisting of $125,000 paid prior to the filing of this registration statement and $7,500 per fiscal quarter, for a maximum three-year term, in which we direct the Selling Shareholder to purchase our Common Shares, as contemplated by the Purchase Agreement and the Registration Rights Agreement. In accordance with FINRA Rule 5110, these reimbursed fees and expenses are deemed to be underwriting compensation in connection with sales of our Common Shares by the Selling Shareholder to the public. Moreover, in accordance with FINRA Rule 5110, the 3% fixed discount to current market prices of our Common Shares reflected in the purchase prices payable by the Selling Shareholder for our Common Shares that we may require it to purchase from us from time to time under the Purchase Agreement is deemed to be underwriting compensation in connection with sales of our Common Shares by the Selling Shareholder to the public.

We also have agreed to indemnify the Selling Shareholder and certain other persons against certain liabilities in connection with the offering of Common Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Selling Shareholder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Shareholder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

We estimate that the total expenses for the offering will be approximately $0.8 million.

The Selling Shareholder has represented to us that at no time prior to the date of the Purchase Agreement has the Selling Shareholder, its sole member, any of their respective officers, or any entity managed or controlled by the Selling Shareholder or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own account or for the account of any of its affiliates, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Common Shares or any hedging transaction, which establishes a net short position with respect to our Common Shares. The Selling Shareholder has agreed that during the term of the Purchase Agreement, none of the Selling Shareholder, its sole member or any of their respective officers, or any entity managed or controlled by the Selling Shareholder or its sole member, will enter into or effect, directly or indirectly, any of the foregoing transactions for its own account or for the account of any other such person or entity.

We have advised the Selling Shareholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all Common Shares offered by this prospectus have been sold by the Selling Shareholder.

Our Common Shares are currently listed on the NYSE American under the symbol “TOPS”.

The Selling Shareholder and/or one or more of its affiliates has provided, currently provides and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by the Selling Shareholder to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that the Selling Shareholder has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including the $500,000 Commitment Fee we have agreed to pay to the Selling Shareholder, (ii) the 3% fixed discount to current market prices of our Common Shares reflected in the purchase prices payable by the Selling Shareholder for our Common Shares that we may require it to purchase from us from time to time under the Purchase Agreement, and (iii) our reimbursement of up to an aggregate of $215,000 of the Selling Shareholder’s legal fees and fees paid to the QIU ($125,000 paid prior to the filing of this registration statement and $7,500 per fiscal quarter for the maximum three year term of the Purchase Agreement) in connection with the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are a Marshall Islands corporation and our principal executive office is located outside of the United States in Athens, Greece.

Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. The Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 as our registered agent, can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, or our directors, or officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, expected to be incurred in connection with the offer and sale of our Common Shares. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$6,905
FINRA filing fee	8,000
Accounting fees and expenses	30,000
Legal fees and expenses	245,000
Printing expenses	5,000
Miscellaneous	5,095
Total	$300,000

LEGAL MATTERS

Certain legal matters with respect to United States Federal and New York law and Marshall Islands law in connection with this offering will be passed upon for us by Watson Farley & Williams LLP, New York, New York. The Selling Shareholder is being represented by Duane Morris LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2024 and 2025, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus, by reference to Top Ships Inc.’s annual report on Form 20-F for the year ended December 31, 2025, have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The office of Deloitte Certified Public Accountants, S.A. is located at Fragoklissias 3a & Granikou Street, Maroussi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the securities offered hereby.

We are required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at https://www.topships.org as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

This prospectus incorporates by reference the following document:

•	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the SEC on April 1, 2026 and.

•	our Report on Form 6-K, filed with the Commission on April 2, 2026.

You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus. We have not, and the Sales Agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Sales Agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

Up to 50,000,000 Common Shares

TOP Ships Inc.

PRELIMINARY PROSPECTUS

  , 2026

PART II

Item 6.	Indemnification of Directors and Officers.

I.	Section 12 of Article III of the Amended and Restated Bylaws of TOP Ships inc. (the “Corporation”) provides as follows:

1.	Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Corporation upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

II.	Section 60 of the Business Corporations Act of the Republic of the Marshall Islands provides as follows:

1.	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful.

2.	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.	Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.	Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.	Recent Sales of Unregistered Securities.

On February 18, 2026, we entered into a share purchase agreement (the “Tanker SPA”) with Central Mare, a related party affiliated with the family of Mr. Evangelos J. Pistiolis, to purchase the shares of certain entities (the Tanker SPVs”) that have entered into shipbuilding contracts, dated February 3, 2026, with Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the purchase of nine 47,499 dwt MR chemical/product oil tankers. $14.0 million of the purchase price was settled through the issuance of 14,000 Series G Preferred Shares on March 31, 2026. We believe the issuance of these Series G Preferred Shares was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Regulation S promulgated thereunder.

Item 8.	Exhibits and Financial Statement Schedules.

(a)       The following exhibits are included in this registration statement on Form F-1:

Exhibit Index

Exhibit No.	Description
3.1	Third Amended and Restated Articles of Incorporation of TOP Ships Inc. (incorporated by reference to Exhibit 99.2 of the Company’s Current Report on Form 6-K, filed with the SEC on June 24, 2011)
3.2	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated April 17, 2014 (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 6-K, filed with the SEC on April 18, 2014)
3.3	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated February 15, 2016 (incorporated by reference to Exhibit 1.3 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 26, 2016)
3.4	Certificate of Correction to the Third Amended and Restated Articles of Incorporation, dated February 14, 2017 (incorporated by reference to Exhibit 1.4 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 29, 2018)
3.5	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated May 10, 2017 (incorporated by reference to Exhibit 1.5 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 29, 2018)
3.6	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated June 22, 2017 (incorporated by reference to Exhibit 1.6 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 29, 2018)
3.7	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated August 2, 2017 (incorporated by reference to Exhibit 1.7 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 29, 2018)
3.8	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated October 5, 2017 (incorporated by reference to Exhibit 1.8 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 29, 2018)
3.9	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated March 23, 2018 (incorporated by reference to Exhibit 1.9 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 29, 2018)
3.10	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated August 21, 2019 (incorporated by reference to Exhibit 99.2 of the Company’s Current Report on Form 6-K, filed with the SEC on August 22, 2019)
3.11	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated August 7, 2020 (incorporated by reference to Exhibit 1.11 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 23, 2021)
3.12	Articles of Amendment to the Third Amended and Restated Articles of Incorporation, dated September 22, 2022 (incorporated by reference to Exhibit 1.12 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 3, 2023)
3.13	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 6-K, filed with the SEC on March 9, 2007)
3.14	Amendment No. 1 to the Amended and Restated By-Laws (incorporated by reference to Exhibit 1 of the Company’s Current Report on Form 6-K, filed with the SEC on November 28, 2014)
3.15	Certificate of Designations of Rights, Preferences and Privileges of Series A Participating Preferred Stock of TOP Ships Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 6-K, filed with the SEC on September 22, 2016)
3.16	Statement of Designation, Preferences and Rights of the Series D Preferred Stock of TOP Ships Inc. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed with the SEC on May 8, 2017)
3.17	Certificate of Amendment to Certificate of Designation of Rights, Preferences and Privileges of Series D Preferred Stock of TOP Ships Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 6-K, filed with the SEC on December 4, 2020)
3.18	Statement of Designation of Rights, Preferences and Privileges of Series G Perpetual Convertible Preferred Shares of TOP Ships Inc. (incorporated by reference to Exhibit 2.8 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
4.1	Form of Share Certificate (incorporated by reference to Exhibit 2.1 of the Company’s Annual Report on Form 20-F, filed with the SEC on June 29, 2009)
4.2	Form of October 2022 Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed with the SEC on October 11, 2022)
4.3	Form of Class C Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 6-K, filed with the SEC on December 14, 2022)
4.4	Form of February 2023 Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 6-K, filed with the SEC on February 16, 2023)
5.1	Opinion of Watson Farley & Williams LLP, as to the legality of the securities being registered*
8.1	Opinion of Watson Farley & Williams LLP, as to certain tax matters*
10.1	TOP Ships Inc. 2015 Stock Incentive Plan (incorporated by reference to Exhibit 4.1 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 26, 2016)

Exhibit No.	Description
10.2	Stockholders Rights Agreement with Computershare Trust Company, N.A., as Rights Agent as of September 22, 2016 (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 6-K, filed with the SEC on September 22, 2016)
10.3	Employment Agreement between TOP Ships Inc. and Central Mare Inc. dated September 1, 2010, regarding employment of President and Chief Executive Officer (incorporated by reference to Exhibit 4.7 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 29, 2018)
10.4	Employment Agreement between TOP Ships Inc. and Central Mare Inc. dated September 1, 2010, regarding employment of Chief Financial Officer (incorporated by reference to Exhibit 4.8 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 29, 2018)
10.5	Management Agreement dated as of January 1, 2019 with Central Shipping Inc., in respect of Hull 8242 (renamed Eco Marina Del Rey) (incorporated by reference to Exhibit 4.105 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 28, 2019)
10.6	Fifth Amendment to the Agreement for Provision of Personnel, dated January 1, 2019, between TOP Ships Inc. and Central Mare Inc. (incorporated by reference to Exhibit 4.115 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 28, 2019)
10.7	Letter Agreement from Central Shipping Inc. to TOP Ships Inc. dated as of January 1, 2019, in respect of provision of management services (incorporated by reference to Exhibit 4.116 of the Company’s Annual Report on Form 20-F, filed with the SEC on March 28, 2019)
10.8	Loan Agreement for a Secured Floating Interest Rate Loan Facility of up to $37,660,000, dated March 12, 2020, by and among Alpha Bank A.E., California 19 Inc. and California 20 Inc., in relation to the M/T Eco Yosemite Park and M/T Eco Joshua Park (incorporated by reference to Exhibit 4.25 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 23, 2021)
10.9	First Supplemental Agreement in relation to the Loan Agreement dated March 12, 2020, by and among Alpha Bank S.A, California 19 Inc., California 20 Inc., Central Mare Inc. and TOP Ships Inc., in relation to the M/T Eco Yosemite Park and M/T Eco Joshua Park (incorporated by reference to Exhibit 4.26 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 23, 2021)
10.10	Corporate Guarantee, dated December 8, 2020, by and between TOP Ships Inc. and Alpha Bank S.A., in respect of the obligations under the Loan Agreement dated March 12, 2020 (incorporated by reference to Exhibit 4.27 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 23, 2021)
10.11	Second Supplemental Agreement dated February 2, 2022, by and between TOP Ships Inc. and Alpha Bank S.A., in respect of the obligations under the Loan Agreement dated March 12, 2020 (incorporated by reference to Exhibit 4.20 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 15, 2022)
10.12	Joint Venture Agreement, dated March 11, 2020, by and between Augustus Enterprises Inc., Just-C Limited and California 19 Inc. relating to the M/T Eco Yosemite Park (incorporated by reference to Exhibit 4.30 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 23, 2021)
10.13	Joint Venture Agreement, dated March 11, 2020, by and between Augustus Enterprises Inc., Just-C Limited and California 20 Inc. relating to the M/T Eco Joshua Park (incorporated by reference to Exhibit 4.31 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 23, 2021)
10.14	Form of Securities Purchase Agreement dated June 3, 2022 between TOP Ships Inc. and certain purchasers thereto (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 6-K, filed with the SEC on June 10, 2022)
10.15	Form of Inducement Letter dated October 6, 2022 between TOP Ships Inc. and the warrant holder thereto (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 6-K, filed with the SEC on October 11, 2022)
10.16	Form of Securities Purchase Agreement dated December 4, 2022 between TOP Ships Inc. and certain purchasers thereto (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 6-K, filed with the SEC on December 14, 2022)
10.17	Warrant Agency Agreement dated December 6, 2022 between TOP Ships Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.3 of the Company’s Current Report on Form 6-K, filed with the SEC on December 14, 2022)
10.18	Form of Securities Purchase Agreement dated February 14, 2023 between TOP Ships Inc. and certain purchasers thereto (incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 6-K, filed with the SEC on February 16, 2023)
10.19	Share Purchase Agreement in respect of PARABELLVM, dated as of July 12, 2024 (incorporated by reference to Exhibit 4.37 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 14, 2025)
10.20	Share Purchase Agreement in respect of M/Y Sanlorenzo, dated as of April 11, 2025 (incorporated by reference to Exhibit 4.38 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 14, 2025)
10.21	Yacht Building Contract in respect of M/Y Sanlorenzo, dated May 2, 2024 (incorporated by reference to Exhibit 4.39 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 14, 2025)
10.22	Contribution and Conveyance Agreement dated August 1, 2025, by and between the Company and Rubico Inc. (incorporated by reference to Exhibit 10.2 of the Registration Statement on Form F-1 previously filed with the SEC by Rubico Inc. on August 13, 2025)
10.23	Bareboat Charter in respect of M/T Julius Caesar, dated August 1, 2025 (incorporated by reference to Exhibit 4.23 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.24	Guarantee dated August 1, 2025, between TOP Ships Inc. and Lustre 1 Holding Limited, relating to the bareboat charter of M/T Julius Caesar (incorporated by reference to Exhibit 4.24 of the Company’s Annual Report on Form 20-F, filed with the SEC on August 1, 2026)
10.25	Bareboat Charter in respect of M/T Legio X Equestris, dated August 1, 2025 (incorporated by reference to Exhibit 4.25 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.26	Guarantee dated August 1, 2025, between TOP Ships Inc. and Lustre 2 Holding Limited, relating to the bareboat charter of M/T Legio X Equestris (incorporated by reference to Exhibit 4.26 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.27	Bareboat Charter in respect of M/T Eco Oceano CA, dated August 1, 2025 (incorporated by reference to Exhibit 4.27 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)

Exhibit No.	Description
10.28	Guarantee dated August 1, 2025, between TOP Ships Inc. and Lustre 3 Holding Limited, relating to the bareboat charter of M/T Eco Oceano CA (incorporated by reference to Exhibit 4.28 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.29	Bareboat Charter in respect of M/T Eco Marina Del Rey, dated August 1, 2025 (incorporated by reference to Exhibit 4.29 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.30	Guarantee dated August 1, 2025, between TOP Ships Inc. and Lustre 5 Holding Limited, relating to the bareboat charter of M/T Eco Marina Del Rey (incorporated by reference to Exhibit 4.30 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.31	Guarantee dated August 7, 2025, between TOP Ships Inc. and Lustre 6 Holding Limited, relating to the bareboat charter of M/T Eco Malibu (incorporated by reference to Exhibit 4.31 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.32	Guarantee dated August 7, 2025, between TOP Ships Inc. and Lustre 4 Holding Limited, relating to the bareboat charter of M/T Eco West Coast (incorporated by reference to Exhibit 4.32 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.33	Shipbuilding Contract dated February 3, 2026, between Roman Shark I Inc. and Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one Product oil Tanker having builder’s Hull Number 25110054 (incorporated by reference to Exhibit 4.33 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.34	Shipbuilding Contract dated February 3, 2026, between Roman Shark II Inc. and Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one Product oil Tanker having builder’s Hull Number 25110055 (incorporated by reference to Exhibit 4.34 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.35	Shipbuilding Contract dated February 3, 2026, between Roman Shark III Inc. and Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one Product oil Tanker having builder’s Hull Number 25110056 (incorporated by reference to Exhibit 4.35 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.36	Shipbuilding Contract dated February 3, 2026, between Roman Shark IV Inc. and Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one Product oil Tanker having builder’s Hull Number 25110057 (incorporated by reference to Exhibit 4.36 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.37	Shipbuilding Contract dated February 3, 2026, between Roman Shark V Inc. and Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one Product oil Tanker having builder’s Hull Number 25110058 (incorporated by reference to Exhibit 4.37 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.38	Shipbuilding Contract dated February 3, 2026, between Roman Shark VI Inc. and Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one Product oil Tanker having builder’s Hull Number 25110059 (incorporated by reference to Exhibit 4.38 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.39	Shipbuilding Contract dated February 3, 2026, between Roman Shark VII Inc. and Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one Product oil Tanker having builder’s Hull Number 25110060 (incorporated by reference to Exhibit 4.39 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.40	Shipbuilding Contract dated February 3, 2026, between Roman Shark VIII Inc. and Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one Product oil Tanker having builder’s Hull Number 25110061 (incorporated by reference to Exhibit 4.40 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.41	Shipbuilding Contract dated February 3, 2026, between Roman Shark X Inc. and Guangzhou Shipyard International Company Limited and China Shipbuilding Trading Co., Ltd. for the construction of one Product oil Tanker having builder’s Hull Number 25110063 (incorporated by reference to Exhibit 4.41 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.42	Memorandum of Agreement between Roman Shark I Inc. and Tianjin Jinhai Sanshi Leasing Co., Ltd. in respect of Hull Number 25110054 (incorporated by reference to Exhibit 4.42 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.43	Bareboat Charter between Tianjin Jinhai Sanshi Leasing Co., Ltd. and Roman Shark I Inc. in respect of Hull Number 25110054 (incorporated by reference to Exhibit 4.43 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.44	Guarantee between Rubico Inc. and Tianjin Jinhai Sanshi Leasing Co., Ltd. relating to the Bareboat Charter in respect of Hull Number 25110054 (incorporated by reference to Exhibit 4.44 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.45	Memorandum of Agreement between Roman Shark II Inc. and Aquarius 74 Shipping Co., Ltd. in respect of Hull Number 25110055 (incorporated by reference to Exhibit 4.45 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.46	Bareboat Charter between Aquarius 74 Shipping Co., Ltd. and Roman Shark X Inc. in respect of Hull Number 25110055 (incorporated by reference to Exhibit 4.46 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.47	Guarantee between TOP Ships Inc. and Aquarius 74 Shipping Co., Ltd. relating to the Bareboat Charter in respect of Hull Number 25110055 (incorporated by reference to Exhibit 4.47 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.48	Memorandum of Agreement between Roman Shark III Inc. and Tianjin Jinhai Sanshiyi Leasing Co., Ltd. in respect of Hull Number 25110056 (incorporated by reference to Exhibit 4.48 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.49	Bareboat Charter between Tianjin Jinhai Sanshiyi Leasing Co., Ltd. and Roman Shark III Inc. in respect of Hull Number 25110056 (incorporated by reference to Exhibit 4.49 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)

Exhibit No.	Description
10.50	Guarantee between TOP Ships Inc. and Tianjin Jinhai Sanshiyi Leasing Co., Ltd. relating to the Bareboat Charter in respect of Hull Number 25110056 (incorporated by reference to Exhibit 4.50 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.51	Memorandum of Agreement between Roman Shark IV Inc. and Aquarius 75 Shipping Co., Ltd. in respect of Hull Number 25110057 (incorporated by reference to Exhibit 4.51 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.52	Bareboat Charter between Aquarius 75 Shipping Co., Ltd. and Roman Shark VIII Inc. in respect of Hull Number 25110057 (incorporated by reference to Exhibit 4.52 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.53	Guarantee between TOP Ships Inc. and Aquarius 75 Shipping Co., Ltd. relating to the Bareboat Charter in respect of Hull Number 25110057 (incorporated by reference to Exhibit 4.53 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.54	Memorandum of Agreement between Roman Shark V Inc. and Tianjin Jinhai Sanshier Leasing Co., Ltd. in respect of Hull Number 25110058 (incorporated by reference to Exhibit 4.54 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.55	Bareboat Charter between Tianjin Jinhai Sanshier Leasing Co., Ltd. and Roman Shark V Inc. in respect of Hull Number 25110058 (incorporated by reference to Exhibit 4.55 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.56	Guarantee between TOP Ships Inc. and Tianjin Jinhai Sanshier Leasing Co., Ltd. relating to the Bareboat Charter in respect of Hull Number 25110058 (incorporated by reference to Exhibit 4.56 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.57	Memorandum of Agreement between Roman Shark VI Inc. and Aquarius 77 Shipping Co., Ltd. in respect of Hull Number 25110059 (incorporated by reference to Exhibit 4.57 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.58	Bareboat Charter between Aquarius 77 Shipping Co., Ltd. and Roman Shark IV Inc. in respect of Hull Number 25110059 (incorporated by reference to Exhibit 4.58 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.59	Guarantee between TOP Ships Inc. and Aquarius 77 Shipping Co., Ltd. relating to the Bareboat Charter in respect of Hull Number 25110059 (incorporated by reference to Exhibit 4.59 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.60	Memorandum of Agreement between Roman Shark VII Inc. and Tianjin Jinhai Sanshisan Leasing Co., Ltd. in respect of Hull Number 25110060 (incorporated by reference to Exhibit 4.60 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.61	Bareboat Charter between Tianjin Jinhai Sanshisan Leasing Co., Ltd. and Roman Shark VII Inc. in respect of Hull Number 25110060 (incorporated by reference to Exhibit 4.61 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.62	Guarantee between TOP Ships Inc. and Tianjin Jinhai Sanshisan Leasing Co., Ltd. relating to the Bareboat Charter in respect of Hull Number 25110060 (incorporated by reference to Exhibit 4.62 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.63	Memorandum of Agreement between Roman Shark VIII Inc. and Aquarius 78 Shipping Co., Ltd. in respect of Hull Number 25110061 (incorporated by reference to Exhibit 4.63 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.64	Bareboat Charter between Aquarius 78 Shipping Co., Ltd. and Roman Shark VI Inc. in respect of Hull Number 25110061 (incorporated by reference to Exhibit 4.64 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.65	Guarantee between TOP Ships Inc. and Aquarius 78 Shipping Co., Ltd. relating to the Bareboat Charter in respect of Hull Number 25110061 (incorporated by reference to Exhibit 4.65 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.66	Memorandum of Agreement between Roman Shark X Inc. and Aquarius 79 Shipping Co., Ltd. in respect of Hull Number 25110063 (incorporated by reference to Exhibit 4.66 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.67	Bareboat Charter between Aquarius 79 Shipping Co., Ltd. and Roman Shark II Inc. in respect of Hull Number 25110063 (incorporated by reference to Exhibit 4.67 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.68	Guarantee between TOP Ships Inc. and Aquarius 79 Shipping Co., Ltd. relating to the Bareboat Charter in respect of Hull Number 25110063 (incorporated by reference to Exhibit 4.68 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.69	Exclusive Right and Option Agreement between the Company and Evangelos J. Pistiolis dated November 21, 2025 (incorporated by reference to Exhibit 4.70 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.70	Addendum No. 1 dated March 24, 2026 to the Exclusive Right and Option Agreement between Evangelos J. Pistiolis and the Company dated November 21, 2025 (incorporated by reference to Exhibit 4.71 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.71	Share Purchase Agreement by and between the Company and Rubico Inc. dated December 31, 2025 (incorporated by reference to Exhibit 10.20 of Rubico Inc.’s Registration Statement on Form F-1 previously filed with the SEC on December 31, 2025)
10.72	Share Purchase Agreement by and between the Company and Central Mare Inc. dated February 18, 2026 (incorporated by reference to Exhibit 4.69 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
10.73	Common Share Purchase Agreement by and between the Company and the Selling Shareholder, dated April 24, 2026*
10.74	Registration Rights Agreement by and between the Company and the Selling Shareholder, dated April 24, 2026*
10.75	Addendum No. 1 dated as of April 15, 2026 to the Share Purchase Agreement by and between the Company and Central Mare Inc. dated February 18, 2026*
21.1	List of subsidiaries of the Company (incorporated by reference to Exhibit 8.1 of the Company’s Annual Report on Form 20-F, filed with the SEC on April 1, 2026)
23.1	Consent of Independent Registered Public Accounting Firm*

Exhibit No.	Description
23.2	Consent of Watson Farley & Williams LLP (included in Exhibit 5.1 and Exhibit 8.1 hereto)*
24.1	Powers of Attorney (included in the signature page hereto)*
107	Filing Fee Table*

*Filed herewith

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 24th day of April, 2026.

TOP SHIPS INC.

By:	/s/ Evangelos J. Pistiolis
	Name:	Evangelos J. Pistiolis
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Evangelos J. Pistiolis and Will Vogel, each with full power to act alone, his or her true lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 24, 2026.

/s/ Evangelos J. Pistiolis	Director, President and Chief Executive Officer (Principal Executive Officer)
Evangelos J. Pistiolis

/s/ Alexandros Tsirikos	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Alexandros Tsirikos

/s/ Konstantinos Karelas	Director
Konstantinos Karelas

/s/ Maria Zoupou
Maria Zoupou	Director

/s/ Paolo Javarone
Paolo Javarone	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on April 24, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States